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                                                                   EXHIBIT 10.34


CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

               MASTER SERVICES, DEVELOPMENT AND LICENSE AGREEMENT

         This Master Services, Development and License Agreement ("Agreement") is made this 12th day of November, 1999 ("Effective Date") by and between Healtheon Corporation, a Delaware corporation with offices at 4600 Patrick Henry Drive, Santa Clara, California 95054 ("Healtheon") and Beech Street Corporation, a California corporation with offices at 173 Technology, Irvine, California 92618 ("BSC").

         WHEREAS, Healtheon and BSC have agreed to form an alliance to address the information technology needs of BSC, develop new applications designed to address the information service needs of companies providing managed care and other administrative services and pursue other ventures which may be of mutual interest to the parties.

         WHEREAS, the parties had previously entered into a Service, Development, and License Agreement effective December 15, 1997, as amended by an Agreement effective May 7, 1999, ("Prior Agreement") under which Healtheon provided certain application development and information technology ("IT") services;

         WHEREAS, the parties now desire to supersede the Prior Agreement with this Agreement, thereby enabling the parties to more easily expand their relationship and allowing for multiple Service Exhibits under which Healtheon would provide services to BSC, including application development services, on-line services, and IT services.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

1.       DEFINITIONS.

         1.1 "Additional Applications" shall mean those applications that are developed by Healtheon for BSC hereunder, but excluding the Developed Applications and the Healtheon Platform Software. As provided in the terms and conditions below, Additional Applications shall be owned by Healtheon, unless otherwise provided in the applicable Service Exhibit.

         1.2 "BSC Client" shall mean those clients of BSC which use BSC products or services.

         1.3 "BSC Managed Care Services" shall mean the following types of services provided by BSC to BSC Clients: personal health management (demand management), workers' compensation, medical bill review, case management, pre-admission review, concurrent review, discharge planning, hospital bill audit, retrospective non-network bill review and fee negotiation, health care provider contracting and management, preferred provider networks, data reporting, computer operations, service bureau services, consulting and other support services and such other related new products/services that BSC shall develop subsequent to the execution of this Agreement. Notwithstanding the foregoing, BSC Managed Care Services shall not include BSC On-Line Services.

         1.4 "BSC On-Line Service" shall mean the on-line service provided by BSC that incorporates all or a portion of the Developed Applications and any derivative works thereof.


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         1.5      "Database Information" shall mean the information provided to
Healtheon by BSC and contained within the Database Structures, including but not limited to information concerning BSC's providers, provider contracts, customer and customer contracts.

         1.6 "Database Structure" shall mean the supporting database design developed by Healtheon for use with the Developed Applications.

         1.7 "Developed Applications" shall mean those applications, or applications under development, and any improvements thereto which Healtheon develops hereunder and which are designed to run on the Healtheon Platform, as more fully described in the applicable Service Exhibit. As provided in the terms and conditions set forth below, the Developed Applications will be owned by Healtheon.

         1.8 "Development Work" shall mean the work to be performed hereunder by Healtheon to develop the Developed Applications.

         1.9 "BSC End User" shall mean any employee, partner, agent or other representative of (i) BSC, or (ii) a BSC Client; who is authorized to access the BSC On-Line Service in conjunction with obtaining BSC Managed Care Services.

         1.10 "Healtheon Platform" shall mean the Healtheon Platform Software, as well as certain industry standard software applications, tools, and processes which provide the operating environment which enables the use of Healtheon Developed Applications as part of an on-line service which is accessible through the Internet by using industry standard web browsers.

         1.11 "Healtheon Platform Software" shall mean the proprietary operating system and other software which has been developed by Healtheon (but excluding the developed applications and the Additional Applications) which is part of the operating system of the Healtheon Platform.

         1.12 "Services" shall mean the services to be performed by Healtheon hereunder pursuant to a Service Exhibit.

         1.13 "Work Product" shall mean any and all of the work product produced or developed by Healtheon in connection with Healtheon's performance of the Services to be provided hereunder.

2.       PERFORMANCE OF SERVICES.

         2.1 Service Exhibits. All Services to be provided by Healtheon hereunder shall be by Service Exhibits. Each Service Exhibit shall refer to this Agreement, describe the Services to be provided thereunder, and identify the work product to be produced thereunder, if any. The initial Service Exhibits are attached hereto as Service Exhibits A (for IT Services) and B (for ProviderWorks Application Development Services). Additional Service Exhibits will become effective when signed by authorized representatives of both parties.

         2.2 Incorporation; Conflicts. Each Service Exhibit is hereby incorporated in full into this Agreement by reference and shall be subject to the terms and conditions of this Agreement. In the case of a conflict among the provisions in this Agreement and a Service Exhibit, those of the Service Exhibit will control.


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3.       PROJECT MANAGEMENT.

         3.1 Personnel Resources. Healtheon and BSC shall each commit the number of qualified and experienced personnel which are reasonably necessary to perform their respective obligations under this Agreement and as further outlined in the Service Exhibits. Healtheon shall have the sole right and obligation to hire, supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by Healtheon and its personnel hereunder. Healtheon, at its option, may engage third parties to render services in connection with the performance of the Services contemplated hereunder, which may include engaging the services of certain BSC employees to provide certain information technology services. Healtheon will obtain written permission from BSC prior to engaging any BSC employees to provide information technology services. When engaging third party vendors, Healtheon will receive written approval from BSC for any resulting fees which BSC will be obligated to pay. BSC has the right to refuse on-site service from any third party vendor engaged by Healtheon to provide such services hereunder. Notwithstanding the rights of BSC in this section, BSC shall not unnecessarily withhold permissions, approvals or acceptances to Healtheon unless BSC has a good faith reason for denying permission, approval or acceptance, which shall be provided to Healtheon in a written notice. All Healtheon employees utilized to provide the Services shall have entered into Healtheon's standard form of employee nondisclosure agreement.

         3.2 Project Management. Each party shall designate a project manager (the "Project Managers") and the appropriate resources and persons to coordinate the development and implementation of the Service Exhibits. The Project Managers shall be responsible for resolving any matters arising under this Agreement. In the event that the Project Managers are not able to resolve a dispute, such dispute shall be resolved either by a management committee, as described in Section 3.3 ("Management Committee") or by an agreed upon method as defined within the applicable Service Exhibit.

         3.3 Management Committee. The parties shall each designate an equal number of management-level personnel to serve on the Management Committee. The Management Committee shall conduct status meetings on a monthly basis, or as decided by the Management Committee as appropriate, detailing the performance of the Services during the prior four (4) week period and the work planned to be performed during the upcoming four (4) week period or any other agreed upon time period. The Management Committee shall be responsible for resolving any disputes which have not been resolved by the Project Managers, unless the parties specify another method in a Service Exhibit. The Management Committee shall be responsible for determining whether services based upon the Developed Applications shall be included in the definition of "BSC Managed Care Services" for the purposes of this Agreement; otherwise, such services shall be excluded. If such services are to be included, then the Management Committee shall be responsible for establishing the applicable financial arrangements, if any, pursuant to which such services may be offered by BSC.

         3.4 Changes to Services, Service Exhibits. The scope of the Services and the Service Exhibits shall not be changed in any material respect without the prior written agreement of the parties, which agreement shall not be unreasonably withheld.

4.       OWNERSHIP AND LICENSE RIGHTS.

         4.1 Ownership. BSC acknowledges and agrees that the Healtheon Platform, and, unless otherwise specified in a Service Exhibit attached hereto, Additional Applications, and all of the Work


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Product including, but not limited to, all technology of any nature whatsoever, all notes, records, drawings, designs, inventions, improvements, developments, discoveries, trade secrets and any copyrightable material, including but not limited to, the Developed Applications, and related Database Structures, and all patentable inventions, conceived, made or discovered by Healtheon, solely or in collaboration with others, during the period of this Agreement and which relate in any manner to the Services to be performed hereunder or which Healtheon may be directed to undertake or investigate in performing the Services, including any derivative works of any of the foregoing, is the sole property of Healtheon, but excluding the Database Information, as provided by BSC to Healtheon to incorporate and operate within the Developed Applications in order to operate the Developed Applications, which may be incorporated into the Work
Product Unless otherwise provided in a Service Exhibit, BSC acknowledges and agrees that Healtheon shall have all proprietary rights in and to the Work Product, including, without limitation, all copyrights, patents and trade secret rights, all moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to any of the foregoing, whether now known or hereafter to become known, and that Healtheon shall have the sole and exclusive right to use, modify and exploit the Work Product in any manner that Healtheon may choose.Notwithstanding the foregoing, in the event BSC exercises the option for the On-Line Services under Section 5.3 for a Developed Application, Healtheon will not modify such Developed Application in such a way that the Developed Application would no longer meet in all material respects BSC's specifications as stated in the applicable Service Exhibit.

         4.2 Proprietary Notices. BSC shall not remove or alter any trademark, trade name, copyright, or other proprietary notices, legends, symbols, or labels appearing on or in materials pertaining to the Work Product. Each portion of the Healtheon documentation reproduced by BSC shall include the intellectual property notice or notices appearing in or on the corresponding portion of such materials as delivered by Healtheon hereunder (e.g. trademark, copyright and patent notices).

5.       LICENSE AND SERVICE RIGHTS.

         5.1 License Rights. In consideration for the development fees paid to Healtheon pursuant to Section 7.1, Healtheon hereby grants to BSC a nonexclusive and nontransferable, fully-paid, perpetual right and license, exercisable at BSC's Designated Operations Site, to: (i) install, use, copy, modify, create derivative works and maintain the Developed Applications, in object code and source code form, solely as (a) part of the BSC On-Line Services which are offered to BSC Clients in conjunction with the BSC Managed Care Services obtained by such BSC Clients and to enable world-wide remote access by BSC End Users in conjunction with the BSC On-Line Service and (b) for BSC's internal use in providing BSC Managed Care Services to BSC Clients, and (ii) use the Work Product (excluding the Developed Applications and any derivative works thereof) delivered to BSC by Healtheon hereunder in conjunction with the operations of BSC's Managed Care Services. BSC shall not use, sublicense or otherwise distribute the Healtheon Platform Software or the Work Product, including the Developed Applications and any derivative works thereof, in any other manner except as expressly stated herein. BSC's "Designated Operations Site" is Irvine, California. BSC may change its Designated Operations Site to another site within the United States or United Kingdom by prior written notice to Healtheon. A change of the Designated Operations Site to locations outside the United States or United Kingdom requires Healtheon's prior written approval. Notwithstanding the foregoing, BSC shall make no more than two (2) copies of the source code relating to the Developed Applications (the "Source Code") and shall restrict access to such Source Code to only those employees and Permitted Third Party Consultants who require such access to enable BSC to use the Source Code as in the manner contemplated herein and otherwise secure and protect such Source Code consistent with its own practices regarding its most highly


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confidential information. "Permitted Third Party Consultants" means third party consultants for whom BSC has received Healtheon's prior written approval, which shall not be unreasonably denied, and who have executed agreements with BSC that includes confidentiality and intellectual property assignment provisions consistent with this Agreement.

         5.2 Option to License Healtheon Platform Software. Subject to the payment of the license fee set forth below, Healtheon hereby grants to BSC a nonexclusive and nontransferable, right and license, exercisable at BSC's Designated Operations Site, to use the Healtheon Platform Software as part of the Healtheon Platform to be deployed at BSC's Designated Operations Site to run the Developed Applications and such Additional Applications which may be licensed from Healtheon, as part of the BSC On-Line Service or other BSC Managed Care Service to be offered to BSC Clients in conjunction with the BSC Managed Care Services obtained by such BSC Client, and to enable world-wide access and use by BSC End Users at remote locations in conjunction with the use of the BSC On-Line Service and to make two back-up copies. The applicable one-time, up front fee for such license shall be [*] dollars ($[*]), payable upon such commercially reasonable terms as the parties may agree to at the time of BSC's exercise of its rights hereunder; provided however, that such license fee shall be waived after January 1, 2000. BSC shall not have the right to use, sublicense or otherwise distribute the Healtheon Platform Software in any other manner except as expressly stated herein. BSC shall be solely responsible for the costs associated with acquiring all third-party hardware and software necessary to deploy the Healtheon Platform at BSC's site. BSC shall pay Healtheon for any and all associated implementation and installation services provided by or on behalf of Healtheon on a time and materials basis under the then negotiated fee schedule. In the event that BSC exercises its rights hereunder, Healtheon shall make available to BSC maintenance services on such commercially reasonable terms and conditions as may be agreed to by the parties. Healtheon shall provide all existing Healtheon documentation reasonably necessary for BSC to exercise this license option in order to make functional the Developed Applications and Healtheon Platform to the extent Healtheon has it at the time BSC exercises its option hereunder and Healtheon has the right to provide a copy to BSC.

         5.3 Option to Use Healtheon On-Line Service. If, following the completion of the Developed Applications, BSC declines to use its licensed rights under Section 5.1, Healtheon hereby agrees to enter into a Service Exhibit with BSC containing Healtheon's standard terms and conditions whereby Healtheon shall provide BSC with (i) access to an on-line service which includes the Developed Applications, and (ii) the right to sublicense such access rights to BSC Clients. Healtheon shall offer such service to BSC and the BSC Clients at the rate specified in the applicable Service Exhibit.

         5.4 Media Marketing Materials. Healtheon may provide BSC with information and materials to use in creating brochure(s), describing one or more Healtheon on-line services provided hereunder ("Marketing Materials"). BSC may modify such materials to make them consistent with its other material but may not substantially change the content of such materials without Healtheon's prior written approval. BSC shall submit a letter to Healtheon describing the intended use of the Marketing Materials and any uses or references to Healtheon trademarks, materials or information regarding such use for Healtheon's evaluation and approval prior to any actual production, use or distribution of Marketing Materials by BSC. Healtheon shall provide notice of approval or rejection of the intended use of the Marketing Materials within seven (7) days of receipt of the letter from BSC. Within such seven (7) days, Healtheon may request additional information such as pre-production samples of the intended advertising, merchandising, promotional or display materials containing any Marketing Materials or description or reference to Healtheon's on-line services for Healtheon's evaluation and approval as to quality, style, appearance, usage of any Healtheon trademarks, and accuracy of the information, and Healtheon shall


      [*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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provide notice or approval or rejection within five (5) days of receipt of such additional information. Subject to Healtheon's prior written approval as set forth above, BSC shall have the right to distribute Marketing Materials to its BSC Clients solely in conjunction with the identification, marketing, and promotion of Healtheon on-line services provided hereunder. All use of Healtheon trademarks by BSC accrues to the benefit of Healtheon. Neither party shall use the name of the other party, or refer to the other party, directly or indirectly, in any news release or information provided to any trade publication without such party's prior written approval.

6. TECHNOLOGY AND LICENSE RIGHTS. In the event that any Development Work requires access to or use of any other third-party technology or software, the Management Committee shall be responsible for assessing which party should obtain any necessary rights thereto.

7.       FEES AND PAYMENT.

         7.1 Fees and Expenses, Payment. BSC shall pay Healtheon the fees and expenses, as set forth in the Service Exhibits for the Services to be performed hereunder (the "Fees"). Healtheon shall submit invoices to BSC on a monthly basis for the Fees when due. Invoices shall be due and payable within ten (10) days after receipt. If a discrepancy is found on the monthly invoice received by BSC from Healtheon, BSC shall promptly notify Healtheon of such discrepancy and Healtheon agrees to exercise its best efforts to resolve the discrepancy within seven (7) business days. During the period that Healtheon is resolving the discrepancy, BSC shall not be required to pay to Healtheon the amount of the discrepancy, and no late fees shall apply to the amount in dispute. Upon resolution of the dispute, the invoice shall be due and payable within ten (10) days.

         7.2 Other Expenses. Healtheon shall have sole responsibility for payment of compensation to its personnel and shall pay and report, for all personnel assigned to perform services hereunder, federal and state income tax withholding, social security taxes, and unemployment insurance applicable to such personnel. Healtheon shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which its own personnel may be entitled.

         7.3 Third-Party Hardware and Software. In the event that it is reasonably necessary for Healtheon to purchase or license any third-party hardware and/or software in order to perform the Services (except for Healtheon's on-line Services), the Project Managers shall determine whether such third-party hardware and/or software should be purchased and/or licensed by BSC or Healtheon and how the costs and ownership shall be allocated between the parties.

         7.4 Taxes. All Fees and payments are exclusive of all taxes, duties or levies, however designated or computed. BSC shall be responsible for and pay all taxes upon payments due under this Agreement including, but not limited to, sales, use, or value-added taxes, duties, withholding taxes and other assessments now or hereafter imposed on or in connection with this Agreement, exclusive of taxes based upon Healtheon's net income.

         7.5 Audit Rights. Each of the parties shall have the right, exercisable no more frequently than once per calendar quarter and exercisable upon thirty (30) days prior written notice, to audit the appropriate books and records of the other party during regular business hours to review the calculations of the amounts payable pursuant to Section 7. The costs of such audit shall be borne by the auditing party, unless the results of such audit reveal an underpayment (or overpayment) of more than ten percent (10%) for a twelve month period, in which case the reasonable expenses of the auditing party shall be reimbursed by the other party. The parties shall promptly pay (or refund) to the other, the amounts of any underpayments (or overpayments).


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8.       CONFIDENTIALITY.

         8.1 Confidential Information. The parties acknowledge that in the course of performing under this Agreement, each party may be exposed to or acquire information which is proprietary to or confidential to the other party, its suppliers or customers ("Confidential Information"). Any and all such Confidential Information of one party in any form obtained by the other party or its employees, agents, or representatives in the performance of this Agreement shall be deemed to be confidential and proprietary information of such party. The parties agree to hold such Confidential Information in strict confidence, to only permit use of such Confidential Information by its employees, representatives, and agents having a need to know in connection with performance under this Agreement, and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose the Confidential Information of the other party to third parties or to use such Confidential Information for any purposes whatsoever, except as expressly contemplated by this Agreement, without the express written permission of the other party and to advise each of their employees, agents, and representatives of their obligations to keep such information confidential. The Healtheon Platform Software, Developed Applications Additional Applications (unless otherwise specified in a Service Exhibit), and Work Product shall be deemed to be the Confidential Information of Healtheon. BSC's Database Information and interpretation rules shall be deemed to be the Confidential Information of BSC.

         8.2 Exceptions to Confidential Information. Confidential Information shall not include information that (i) was, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party; (ii) the receiving party can demonstrate was independently known to the receiving party as of the time of its disclosure without an obligation of confidentiality; (iii) the receiving party can demonstrate it was independently developed by the receiving party without use of materials containing the Confidential Information, or (iv) the receiving party can demonstrate was subsequently learned from an independent third party not under a confidentiality obligation to the providing party. In the event that a receiving party is required to disclose certain Confidential Information of a disclosing party pursuant to applicable law, court order or government authority, the receiving party shall provide reasonable notice to the disclosing party prior to such disclosure and shall cooperate with the disclosing party to obtain protection from such disclosure. Anything to the contrary in this Agreement notwithstanding, each party may use and exploit for any purpose any programming techniques and ideas and concepts related to internet or computer technology learned by its employees as a result of their exposure to the Confidential Information of the other party and retained in the memory of such employees after their last exposure to any computer code, documentation or materials provided or owned by the other party, but excluding Healtheon Platform Software, Developed Applications and Additional Applications design, architecture and source code.

         8.3 Reports of Third-Party Misappropriation. A receiving party shall immediately report to the disclosing party any attempt by any person of which the receiving party has knowledge (a) to use or disclose the Confidential Information without authorization from the disclosing party, or (b) to copy, reverse assemble, reverse compile or otherwise reverse engineer any part of the Healtheon Services or Healtheon software provided to BSC hereunder.


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9.       REPRESENTATIONS AND WARRANTIES.

         9.1 Warranties for Services. Healtheon hereby represents and warrants that (i) each person assigned to perform the Services shall have the proper skill, training and background so as to be able to perform the Services in a competent and professional manner and (ii) all Services and any Work Product and other materials or documentation delivered under this Agreement shall have been completed in a thorough and professional manner. In the event of a breach of Healtheon's representations and warranties under this Section 9.1. Healtheon's sole obligation shall be to use commercially reasonable efforts to promptly correct any defects identified by BSC in a time frame reasonable to the impact of the defect or within established service levels as defined in the relevant Service Exhibits. Healtheon does not represent or warrant that all defects can be corrected.

         9.2 Third-Party Technology. BSC hereby represents and warrants that it has obtained all necessary consents, licenses and/or assignments with respect to the Third-Party Technology and Software (as defined in Service Exhibit A) which is licensed and/or deployed by BSC and which are necessary in order for Healtheon to perform the Services (excluding Healtheon's on-line Services) to be performed hereunder. Healtheon hereby represents and warrants that it has obtained all necessary consents, licenses and/or assignments with respect to the third-party technology and software which is licensed and/or deployed by Healtheon in its performance of the Development Work to be performed hereunder.

         9.3 Authority. Healtheon and BSC each hereby represents and warrants to the other that it is duly organized and validly existing under the laws of the jurisdiction in which it is organized, in good standing therein, and has the power to enter into this Agreement and to perform its obligations hereunder and, furthermore, that the performance by it of its obligations under this Agreement has been duly authorized by all necessary corporate or other action and will not violate any provision of law or regulation of any corporate charter or bylaws.

         9.4 Infringement. Healtheon and BSC each hereby represents and warrants to the other that any information or technology provided by it to the other party in order to define the specifications or to accomplish the development objectives of this Agreement does not infringe, violate, misappropriate, or in any manner contravene or breach any U.S. patent or any trademark, copyright, trade secret right, license or other property, or proprietary right of any third party.

         9.5      No Implied Warranties. THE WARRANTIES STATED ABOVE IN THIS
SECTION 9 ARE THE ONLY WARRANTIES MADE BY EITHER PARTY. THE PARTIES DO NOT MAKE AND HEREBY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES ACKNOWLEDGE THAT COMPLEX COMPUTER SOFTWARE AND SERVICES, SUCH AS THE DEVELOPED APPLICATIONS AND THE SERVICES, ARE RARELY FREE OF DEFECTS OR ERRORS AND HEALTHEON DOES NOT WARRANT THE SAME.

10.      LIMITATION OF LIABILITY.

         10.1 Exclusion of Certain Damages. EXCEPT FOR CLAIMS ARISING OUT OF A BREACH OF SECTION 8 AND EXCEPT FOR DAMAGES AWARDED TO A THIRD PARTY PURSUANT TO SECTION 11, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY SHALL EITHER PARTY HAVE ANY LIABILITY FOR LOSS OF PROFITS, CONSEQUENTIAL,


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EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED
OF THE POSSIBILITY OF SUCH DAMAGES.

         10.2 Limitation of Liability. EXCEPT WITH RESPECT TO INDEMNIFIABLE CLAIMS AS PROVIDED IN SECTION 11.1 AND FOR CLAIMS ARISING OUT OF A BREACH OF
SECTION 8, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY FOR ALL MATTERS ARISING OUT OF THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEED [*] DOLLARS ($[*]) OVER THE PERIOD OF ANY YEAR DURING THE TERM OF THE AGREEMENT AND THEN FOR ALL TIME AFTER THE TERM OF THE AGREEMENT. (For example purposes only, if Healtheon is liable for claims equaling $[*] in the first year of the Agreement, and for $[*] in the second year, then Healtheon's liability would be $[*] in the first year, and $[*] in the second year.) THE REMEDIES PROVIDED HEREIN ARE THE PARTIES' SOLE AND EXCLUSIVE REMEDIES.

11.      INDEMNIFICATION.

         11.1 Indemnification. Healtheon agrees to hold harmless and defend BSC from and against any and all claims, demands, suits, actions, or proceedings, arising out of any actual or alleged infringement by Healtheon of any copyright or any U.S. patent, trademark, or trade secret right or other proprietary right, with respect to the Work Product and Healtheon Platform Software, as delivered by Healtheon hereunder and used by BSC in accordance with the terms of this Agreement. BSC agrees to hold harmless and defend Healtheon from and against any and all claims, demands, suits, actions, or proceedings, arising out of any actual or alleged infringement by Healtheon of any copyright or any U.S. patent, trademark, or trade secret right or other proprietary right which arises out of BSC's failure to obtain any necessary consents, licenses, or assignments with respect to any Third-Party Technology or Software which has been licensed and/or deployed by BSC and which is necessary in order for Healtheon to perform the Services (but excluding Services relating solely to the Developed Applications.).

                  In the event BSC exercises its license rights under Section 5.1, BSC agrees to defend, indemnify, and hold Healtheon and its suppliers or licensors, and its and their officers, agents, employees, and contractors, harmless from any loss, damage, or expense, arising in any manner whatsoever from or otherwise in respect to (a) BSC's, BSC Client's and/or BSC End User's use of the Developed Applications, or (b) the failure of BSC to abide by the terms and conditions of this Agreement relating to BSC's use of the Developed Application.

         11.2 Limitations. Healtheon shall have no indemnity obligation for claims resulting from or alleged to result from (i) development work performed by Healtheon in compliance with BSC's specifications where Healtheon's method of compliance has been specifically compelled by the terms of BSC's specifications; or (ii) BSC's use of the Work Product in combination with any hardware or software not furnished by or authorized by Healtheon hereunder, if such combination is the cause of such claim and the Work Product is not material to the claim, or any modifications which have been made by BSC if such modification is the cause of the claim. In addition, Healtheon shall have no indemnity obligation for claims of infringement resulting or alleged to result from BSC's failure within a reasonable time frame to implement any replacement or modification which conforms to the requirements of Section 11.4 herein. BSC shall have no indemnity obligations for claims resulting from or alleged to result from Healtheon's breach of any Third-Party Technology or Software rights where appropriate consents, licenses and/or assignments were obtained and provided to Healtheon and Healtheon failed to adhere to the terms of applicable consents, licenses and/or assignments.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         11.3 Payment and Cooperation. Subject to the limitations set forth in Section 11.2 above, the indemnifying party shall pay all losses, damages, settlements, expenses, costs and reasonable attorneys' fees, incurred by the indemnified party arising out of the matters set forth in Section 11.1 provided that such payment shall be contingent on: (i) cooperation by the indemnified party with the indemnifying party in the defense and or settlement thereof, at the indemnifying party's expense; and (ii) allowing the Indemnifying Party to control the defense and all related settlement negotiations. The indemnified party shall give the indemnifying party prompt written notice of any such claim to enable the indemnifying party to defend or mitigate the claim.

         11.4 Remedy. If, in the event of an infringement action pertaining to the Work Product, including the Developed Applications, and/or Healtheon Platform Software and BSC's use of the such Work Product and/or Healtheon Platform Software is disrupted, Healtheon shall, at its option, (i) provide BSC with access to software which is functionally equivalent to the infringing elements of the Work Product and/or Healtheon Platform Software as applicable, without additional charge; (ii) modify the infringing portions of the Work Product and/or Healtheon Platform Software, as applicable, to avoid the infringement; or (iii) obtain a license for BSC to continue use of such Work Product and/or Healtheon Platform Software, as applicable, for the term of the applicable license and pay, on an annual basis, if Healtheon elects not to acquire a perpetual license, the additional fee required for such license(s).

         11.5 Sole Obligation. SECTION 11 SETS FORTH THE PARTIES' SOLE OBLIGATION, AND THE SOLE RECOURSE AGAINST THE OTHER PARTY IN THE EVENT OF ANY CLAIM OF INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

         11.6 In the event that an error or omission by Healtheon as part of the IT Services provided to BSC under Service Exhibit A has caused a BSC Client solely to suffer actual damage and the BSC Client has received compensation from BSC for the actual damage, and if the Management Committee determines that such error or omission was the result of negligence or a failure to meet the warranties set forth in Section 9.1 above, then the Management Committee shall determine the percentage of such damages amount that shall be payable by Healtheon, taking into consideration the degree to which such error or omission was the cause of such damage in relation to other contributing facts and circumstances, including, without limitation, the errors, omissions, or negligence of BSC, and Healtheon shall pay to BSC such amount as determined by the Management Committee. Healtheon's obligations under this Section 11.6 shall be subject to the Limitation of Liability set forth in Section 10.2 above.

12.      TERM AND TERMINATION.

         12.1     Term. This Agreement shall continue for a fixed term of five
(5) years from the Effective Date (the "Term") unless terminated earlier under the provisions of this Section 12 or by the mutual agreement of the parties. At the end of each year of the Term, the parties shall review the state of this Agreement and have the option to mutually agree to extend the Term for an additional year. For example, the parties shall meet after the first year of this Agreement and review the state of the Agreement. At that time, the parties may mutually agree to extend the term of the Agreement to a term of six years from the Effective Date. Notwithstanding the foregoing, the licenses granted in Sections 5.1 and 5.2 shall have a perpetual term unless terminated earlier pursuant to Section 12.3 or 12.4 or by the mutual consent of the parties.

         12.2 Termination for Convenience. Either party may terminate this Agreement upon one year prior written notice to the other for any reason. Promptly following the notice of termination, the parties shall use good faith efforts to agree to a commercially reasonable transition plan which will enable the parties to mitigate any on-going expenses during the notice period.

         12.3 Termination by Either Party for Default. If either party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within ninety (90) days of such notice the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the ninety (90) day period, then the Agreement shall automatically terminate at the end of that ninety (90) day period.

         12.4 Insolvency. Either party may terminate this Agreement by written notice to the other, and may regard the defaulting party as in default of this Agreement, if the defaulting party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise.

         12.5 Effect of Termination. The provisions of Sections 7 (solely with respect to Fees and other payments which were due and payable as of the date of termination), 4, 8, 10, 11, and 13 (to the extent applicable) shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement. In the event of a termination, neither party shall be entitled to any refund of the fees paid or cost incurred for the development performed hereunder. Provided that this Agreement is not terminated by Healtheon pursuant to either Section
12.3 or 12.4 or by BSC pursuant to Section 12.2, upon termination, Healtheon shall deliver to BSC a copy of each Developed Application, Additional Application, Data Structure, and Database Information which has been completed as of the date of termination or is under development, in source and object code form, and the related technical and user documentation, and, in the event of the exercise of BSC's option pursuant to Section 5.2, Healtheon shall deliver to BSC a copy of the Healtheon Platform Software in object code form.

         12.6 Return of Materials. Within thirty (30) days after the termination of this Agreement, each party shall return to the other, all Confidential Information, and other material of any kind which is the property of the other party.

13.      GENERAL.

         13.1 No Exclusivity or Restriction on Other Activity. Except as expressly set forth in this Agreement, nothing herein shall preclude either party from entering into agreements to obtain similar services or development work from third parties or from providing similar services or development work to third parties.

         13.2 Relationship of Parties. The relationship of the parties shall be that of independent contractors. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, or to represent the other party as agent, employee, or in any other capacity, except as specifically provided herein.

         13.3 Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the respective parties and their permitted successors and assigns. Neither party shall transfer, assign, sublicense or subcontract any right or obligation hereunder, except as expressly provided herein. In the event of a change in control of a party hereto, such party shall be permitted to assign this Agreement to the surviving or new corporation acquiring all or substantially all of the business and assets of such party by merger, acquisition, consolidation or otherwise, with the prior written consent of the other party, which consent shall not be unreasonably withheld. Either party may assign its rights under this Agreement to an entity which it controls, with the prior written consent of the other party, which consent shall not be unreasonably withheld. It shall not be unreasonable for a party to withhold its consent if any proposed assignment would materially increase such party's obligations under this Agreement or materially increase the scope of the other party's rights (including but not limited to the grant of rights contained in Section 5) or if such proposed assignee is a competitor of such party.

         13.4 No Waiver. Either party's failure to exercise any right under this Agreement shall not constitute a waiver of any other terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by such party of its right at any time thereafter to require exact and strict compliance with the terms of this Agreement.

         13.5 Notices. All notices or other communications which are required or permitted to be given hereunder shall be in writing and shall be sent to the address of the recipient set forth below or such other address as the recipient may designate by notice given in accordance with the provisions of this Section with copies to:

         In the case of Healtheon:              In the Case of BSC:

         Healtheon Corporation                  Beech Street Corporation
         4600 Patrick Henry Drive               173 Technology
         Santa Clara, California 95054          Irvine, California  92618
         Attn:  President                       Attn:  President and COO
         Copy to: General Counsel               Copy to: Chief Financial Officer

Any such notice shall be delivered by either (i) first class registered or certified airmail, postage prepaid, and shall be deemed to have been served forty-eight (48) hours after posting; or (ii) express courier service, service fee prepaid, and shall be effective upon delivery.

         13.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of conflict of laws principles.

         13.7 Severability. The invalidity of one or more phrases, sentences, clauses or articles contained in this Agreement shall not affect the remaining portions of this Agreement or any part thereof; and in the event that one or more phrases, sentences, clauses or articles shall be declared void or unenforceable this Agreement shall be amended to include only such portions of such phrases, sentences clauses or articles that are not invalid, void or unenforceable.

         13.8 Entire Agreement; Amendments. This Agreement sets forth the entire agreement between the parties and supersedes any other prior proposals, agreements and representations between them related to its subject matter, whether written or oral, including but not limited to the Prior Agreement between the parties. No modifications or amendments to this Agreement shall be binding upon the parties unless made in writing and duly executed by authorized officials of both parties. It is expressly understood and agreed that no employee, agent, or other representative of Healtheon has any authority to bind Healtheon with respect to any statement, representations, warranty, or other expression unless the same is specifically set forth in this Agreement. It is also understood and agreed that no usage of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement, or alter in any manner the terms of this Agreement.

         13.9 Attorneys' Fees. The prevailing party in any dispute shall be entitled to collect from the other party the prevailing party's reasonable attorneys' fees and costs in connection with the enforcement of this Agreement.

         13.10 Non-Solicitation of Employees. Neither party shall solicit the services or employment of any employee or agent of the other party during the term of the Agreement, without the prior written consent of the other party. The soliciting party who violates this Section 13.10 shall pay to the other party an amount equal to one (1) years salary for any solicited employee of the other party, as liquidated damages and not as a penalty. The amount of annual salary shall be the annual salary in effect at the date the employee was solicited. Initiation by an individual of contact regarding employment or response by an individual to an advertisement or other generally available notice, shall not constitute solicitation. BSC may solicit the services or employment of Healtheon employees and agents who have a primary work location at a BSC office provided that BSC provide Healtheon with notification prior to the solicitation.

         13.11 Bankruptcy. The parties agree that the Agreement and any related agreements are contracts under which Healtheon is a licensor of rights to intellectual property within the scope of Section 101 of the United States Bankruptcy Code and that BSC shall have all the rights of a licensee set forth in Section 365(n) of the Bankruptcy Code. Upon the commencement of a bankruptcy petition involving either party, the other party shall be entitled to retain and may fully exercise all rights and licenses available under the Bankruptcy Code, subject to the fulfillment by the other party of its obligations under this Agreement.

         13.12 Residual Information. Without prejudice to either party's proprietary rights, neither party shall be liable for using general ideas, concepts and know-how that may be gained as a result of exposure to or contact with the other party or its materials.

         13.13 Escrow. Healtheon agrees that it will put the Healtheon Platform Software, the Database Structures, the Database Information and the Developed Applications, in escrow with an independent escrow agent on a yearly basis. The escrow agreement will be on terms and conditions which are mutually agreeable to the parties.

         13.14 Force Majeure. If either party is unable to perform its obligations under this Agreement due to circumstances beyond its reasonable control (other than obligations for the payment of money or the maintenance of confidentiality), including, but not limited to, acts of God, earthquakes, labor disputes and strikes, riots, war, actions decrees of governmental bodies, changes in applicable Laws, or communications line or power failures, such obligations will be suspended so long as those circumstances persist, provided that the delaying party notifies the other party promptly of the delay and its causes and uses commercially reasonable efforts to recommence performance without delay.

         13.15 U.S. Government Restricted Rights. The Healtheon Service and the Healtheon Client Software are made available only with RESTRICTED RIGHTS. All use, duplication, or disclosure of the

Healtheon Service or such software by the government is subject to restrictions as set forth in subparagraphs (c)(1)(ii) of the Rights in Technical Data Computer Software Clause at DFARs 252.22-70013 and/or subparagraphs c(1) and c(2) of the Commercial Computer Software Restricted Rights Clause at 48 C.F.R.
Section 52.227-19, as applicable. The contractor/vendor/manufacturer is Healtheon Corporation, 4600 Patrick Henry Drive, Santa Clara, California 95054, U.S.A.

         13.16 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, and no other person or entity shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

Healtheon Corporation                       Beech Street Corporation

By:               /s/                       By:               /s/
   -----------------------------------         ---------------------------------

Title:                                      Title:
      --------------------------------            ------------------------------

Date:                                       Date:
     ---------------------------------           -------------------------------

                                SERVICE EXHIBIT A
                                   IT SERVICES

This Service Exhibit A is subject to and incorporates the terms of the Master Services, Development and License Agreement (the "Agreement") dated November ___, 1999 between Healtheon Corporation ("Healtheon") and Beech Street Corporation ("BSC").

1. Scope of Services. Healtheon will operate and maintain BSC's information technology infrastructure and data processing functionality and related services (collectively referred to as "IT Services"), including the following types of services, as necessary and agreed to by the parties:

-        Maintain hardware operations

-        Maintain software infrastructure

-        Maintain data network(s)

-        Maintain desktop computing systems

-        Provide internal and external technical support

-        Provide project planning and management

-        Provide software installation

-        Provide hardware installation

-        Provide user technical support

-        Provide user training

-        Provide IT personnel management services

-        Provide IT consulting services

-        Provide custom software solution design and development services

2. Term. The term of this Service Exhibit A shall commence on the Effective Date of the Agreement and, unless earlier terminated as provided herein, shall continue for the term of the Agreement. The parties will review the terms of this Service Exhibit A within ninety days after the Effective Date and determine whether the IT Services to be provided should be more fully addressed in a mutually agreed-upon amendment hereto. Beginning June 30, 2000, and on each six month anniversary thereafter, BSC will review the IT Services provided hereunder, and, if BSC reasonably determines that such services do not adequately meet the requirements set forth in this Service Exhibit A or amended version thereof ("IT Requirements"), BSC may provide Healtheon with a written notice identifying those aspects not meeting such IT Requirements, and stating BSC's intent to terminate the Service Exhibit in six (6) months. If, by the end of such six (6) month period, Healtheon fails to improve the IT Services such that the IT Requirements are met, this Service Exhibit will automatically terminate.

BSC reserves the right to terminate this Service Exhibit with 90 days written notice.

3. Third Party Technology and Software. In order to perform the Services contemplated hereunder (but excluding Services relating solely to the Developed Applications), BSC represents that Healtheon will need to have access only to the third-party technology and software listed on Attachment A-1 which is licensed and/or deployed by BSC (the "Third-Party Technology and Software"). BSC hereby agrees to use commercially reasonable efforts to obtain, at its own expense, all necessary consents, licenses and/or assignments which may be necessary in order for Healtheon to perform such Services. Healtheon shall use commercially reasonable efforts to cooperate with BSC to assist BSC in obtaining any necessary consents, licenses and/or assignments to Third-Party Technology and Software. During the term of this

Agreement, BSC hereby grants to Healtheon a nonexclusive and nontransferable right and license to use, modify and copy all technology and software owned by BSC which is necessary for Healtheon to perform the Services.

4. Fees. For IT Services performed hereunder, BSC will pay Healtheon the associated direct expenses and management fee as set forth below:

         Direct Expenses: Healtheon shall charge BSC [*]% of Healtheon's "direct" expenses associated with the IT Employees, including salary, and benefits calculated at an assumed rate equal to [*]% of each IT Employee's salary. "IT Employees" means those Healtheon employees or contractors whose primary responsibility is the providing of IT Services hereunder at BSC's facilities. Healtheon agrees that it will not charge BSC (i) any support expenses, such as rent, phone, computing, office expenses for those IT Employees; or (ii) any Healtheon "allocated" expenses, such as management, administration, other overhead cost, etc., with respect to such IT Employees. In the event that Healtheon decides to provide any of the IT Employees with Healtheon stock options, Healtheon agrees that it will not charge BSC any expenses associated with any such grants.

         Healtheon Management Fees: The management fees for the remainder of 1999 will reflect a monthly management fee of $[*]. The parties will negotiate the management fee to be applied to the remaining term of this Agreement.

         The parties shall mutually develop a budget for the total fees and expenses under this Service Exhibit and Healtheon shall make a reasonable attempt to complete the services under this Service Exhibit within this budget.

5. Ownership Rights. Except as otherwise provided in this Section 5, all work product created by Healtheon for BSC under this Service Exhibit ("IT Service Product") is the sole property of BSC. Healtheon acknowledges and agrees that BSC shall have all proprietary rights to all IT Service Product including, but not limited to, all technology of any nature whatsoever, all notes, records, drawings, designs, inventions, improvements, developments, discoveries, and any copyrightable material, and all patentable inventions, conceived, made or discovered by Healtheon employees under this Service Exhibit, solely or in collaboration with others, in the performance of the Services performed under this Service Exhibit, including any derivative works of any of the foregoing. Healtheon acknowledges and agrees that BSC shall have all proprietary rights in and to the IT Service Product, including, without limitation, all copyrights, patents and trade secret rights, all moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to any of the foregoing, whether now known or hereafter to become known, and that BSC shall have the sole and exclusive right to use, modify and exploit the IT Service Product in any manner that BSC may choose. Notwithstanding the foregoing, IT Service Product shall not include, and Healtheon shall have sole ownership of all right, title, and interest in and to, all enhancements, modifications, improvements, and derivative works of the Healtheon Platform Software, the Developed Applications, and the Additional Applications (excluding those Additional Applications owned by BSC), created by Healtheon employees in their performance under this Service Exhibit, or created by or for BSC ("Healtheon Improvements"), and all intellectual property rights therein. Healtheon agrees that the software currently under development by Dr. Ed Zalta for BSC is solely owned by BSC. Subject to the terms and conditions of the Agreement, the licenses granted to BSC under Section 5.2 of the Agreement shall apply to Healtheon Improvements of the Healtheon Platform Software, and the licenses granted to BSC under Section 5.1 the Agreement shall apply to Healtheon Improvements of the Developed Applications. Healtheon shall not use or provide to third parties any Healtheon Improvements of the Developed Applications.

[*]CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                 ATTACHMENT A-1
                       THIRD PARTY TECHNOLOGY AND SOFTWARE

                         SERVER TECHNOLOGY AND SOFTWARE



  HOST NAMES             DESCRIPTIONS                    OS           IP ADDRESS                 ROLES AND FUNCTIONS

IRVINEFP             CPQ 1500, Tower P133             NT4.0 SP5      192.168.200.5      Primary Domain Controller, File and
                                                                     192.168.201.5      Print server, DHCP, and DNS

IRVINE2FP            CPQ 1500, Tower P133             Ent NT4.0 SP5  192.168.201.15     Backup Domain Controller, File and
                                                                                        Print, and WINS

IRVINESECURE         CPQ 850r PII 200                 NT4.0 SP5      192.168.200.16     Backup Domain Controller and Cisco 5200
                                                                     192.168.201.16     Secure GUI Interface

IRVINE1              CPQ 1500, Tower P133             Novell 312                        File and Print

IRVINE2              CPQ 1500, Tower P133             Novell 312                        File and Print

BEECH                AST Tower                        Novell 312                        File and Print, AS/400 Imaging

BEECHSAA             AST Desktop                      Novell 312                        Gateway for netware to AS/400,
                                                                                        Interface with AS/400 Imaging, and
                                                                                        File Transfer

GATEWAY3             CPQ Deskpro 575                  NT4.0 SP5      192.168.200.56     Backup Domain Controller, SNA for
                                                                                        AS/400 Share folder

NOTES11              CPQ 2500r  P200                  NT4.0 SP5      192.168.200.4      Lotus Notes Email, GWI Apps
                                                                     192.168.201.4

NOTES22              CPQ 2500r P200                   NT4.0 SP3      192.168.200.9      GWI Apps

NOTES33              CPQ 850r PII 200                 NT4.0 SP3      192.168.200.7      Lotus Notes SMTP Gateway
                                                                     192.168.201.7

FRONTSTREET          CPQ 3000r (2) PIII 500           NT4.0 SP5      192.168.199.24     Enterprise Backup System

ELMSTREET            CPQ 3000r (2) PIII 500           Ent NT4.0 SP5  192.168.199.22     Enterprise File and Print/cluster,
                                                                                        Payroll Application, and PPO

PINESTREET           CPQ 3000r (2) PIII 500           Ent NT4.0 SP5  192.168.199.23     Enterprise File and Print/cluster,
                                                                                        Payroll Application, and PPO

STATESTREET          CPQ 5500 (4) PIII 500 Xeon       Ent NT4.0 SP5  192.168.199.26     Enterprise SQL, IIS4.0 in Cluster, BARCC

CAPITALSTREET        CPQ 5500 (4) PIII 500 Xeon       Ent NT4.0 SP5  192.168.199.27     Enterprise SQL, IIS4.0 in Cluster, BARCC

MAINSTREET1          CPQ 2500r (2) P200               NT4.0 SP5      192.168.201.20     Backup Domain Controller (Cappcare),
                                                                                        Exchange Email

MAINSTREETEXCON      CPQ 1600r P300                   NT4.0 SP5      192.168.201.21     BDC (Cappcare), Exchange SMTP, and
                                                                                        Lotus Notes Connector

EXCSERV              CPQ 2500r P200                   NT4.0 SP5      172.16.10.25       PDC (Cappcare), WINS, and local DHCP

ARCSERV              Dell PII 200                     NT4.0 SP5      172.16.10.250      BDC (Cappcare), Arcserv for NT and DNS

CAPPSERV                                              Novell 411                        CORP, File and Print, and Old FTP

CASESERV             CPQ 2500r P200                   Novell 411                        File and Print, and CMA Application

CITRIX               CPQ Prolinea 800 PII 200         NT3.51 SP5                        Winframe1.6 for CMA Apps

SQLSERV              CPQ 2500r P200                   NT4.0 SP5      172.16.10.24       SQL6.5, Healtheon Upload and Download

INETSERV             CPQ Prolinea                     NT4.0 SP5      208.145.144.33     Cappacare Firewall

COMMSERV             CPQ Prolinea                     Novell 411                        Novell communication server

POLKSTREET           CPQ 1500, Tower P133             NT4.0 SP5      10.101.2.49        BDC (Western), File and Print

LAKESTREET           CPQ 2500r P200                   NT4.0 SP5      10.251.171.36      BDC (Chicago), File and Print

PEACHSTREET          CPQ 2500r P200                   NT4.0 SP5      10.251.171.68      BDC (Atlanta) File and Print

WOODSTREET           CPQ 1500, Tower P133             NT4.0 SP5      192.168.111.5      BDC (Edison, NJ), File and Print

TYLERSTREET          CPQ 1500, Tower P133             NT4.0 SP5      192.168.103.5      BDC (Tampa), File and Print

BCHPR2               AS/400 9406/530                  OS/400         192.168.201.10     BSC Production Machine

BCHDV1               AS/400 9406/500                  OS/400         192.168.201.11     Development Machine

CAPPRICE             AS/400 9406/530                  OS/400         192.168.200.12     Cappcare Production Machine

DMACHINE             AS/400 9406/500                  OS/400         192.168.200.13     Development Machine

WEBTOHOST            AS/400 720                       OS/400         192.168.200.3      Web to Host


VOICE TECHNOLOGY AND SOFTWARE

BSC - TECHNOLOGY VOICE SYSTEMS
Northern Telecom PBX 61C
Northern Telecom Meridian Mail
CCR - ACD Scripting System
MAX - ACD Reporting System

TAMPA, FLORIDA - VOICE SYSTEMS
Norstar  PBX System
StarTalk Voice Mail System

EDISON, NEW JERSEY VOICE SYSTEMS
Norstar  PBX System
StarTalk Voice Mail System

MACARTHUR VOICE MAIL SYSTEMS
Lucent PBX - G3si
Intuity Voice Mail System
CMS ACD System

WESTERN REGION - 5000 BIRCH STREET
Lucent PBX - VS
Intuity Voice Mail System

CENTRAL REGION - OAKBROOK, ILLINOIS
Lucent PBX - VS
Intuity Voice Mail System

EASTERN REGION - ATLANTA, GEORGIA
Lucent PBX - VS
Intuity Voice Mail System

ADDITIONAL TECHNOLOGY AND SOFTWARE
OS/400
OV/400
JDEdwards
CA-PRMS
Hawkeye
PerZip
TurnOver

PeekPlus
Novell IntranetWare
MS NT
MS Exchange
MS Professional Office Suite
MS Project
MS PowerPoint
MS Windows
MS Outlook
MS Internet Explorer
MS Visual Interdev
MS IIS
Visio
Visual Basic
SQL Server
HahtSite
MapInfo MapMarker
MapInfo MapXsite
GeoAccess
FoxPro
Netscape Navigator
Lotus Notes
Crystal Reports
Case Manager Assistant (CMA)
Paradox
WinFrame
ArcServ
Adobe Photoshop
PCAnywhere
QuarkXpress
GWI Help!
Fixed Asset System

                                SERVICE EXHIBIT B
                   PROVIDERWORKS APPLICATION DEVELOPMENT WORK

This Service Exhibit B is subject to and incorporates the terms of the Master Services, Development and License Agreement (the "Agreement") dated November __, 1999 between Healtheon Corporation ("Healtheon") and Beech Street Corporation ("BSC").

1. Development Work. Healtheon shall design, develop, test, and complete Healtheon's ProviderWorks Application incorporating BSC's Repricing Configuration. A "Repricing Configuration" for a particular entity means a configuration of the application and associated database that is determined by such entity's claim reimbursement schedules, and the repricing contracts between such entity and its affiliated providers and payers. The specifications for the ProviderWorks Application to be developed hereunder are described in Attachment B-1 ("Specifications"), which is attached hereto for reference. The parties shall jointly develop a mutually agreeable detailed project plan, which shall be described in Attachment B-2 ("Project Plan"), which is attached hereto for reference. The Project Plan shall describe, in a degree of detail reasonably satisfactory to the parties, all tasks and responsibilities required for the successful and timely completion of the development and delivery of the ProviderWorks Application, including the projected costs. The ProviderWorks Application incorporating BSC's Repricing Configuration shall be deemed a "Developed Application" for purposes of the Agreement.

2. Project Managers. The Project Managers shall coordinate the development of the ProviderWorks Application. In addition, the Project Managers shall be responsible for the development of the Project Plan, coordinating their respective personnel and resources to satisfy their respective responsibilities, administering Change Requests, and arranging for the transmission and receipt of any deliverables, information and periodic status reports as required under the Project Plan. From time to time during the term of this Agreement, each party may replace its Project Manager with another person having equivalent authority by providing written notice to the other party.

3. Change Requests. From time to time prior to the completion of the Development Work hereunder, BSC may propose changes to the Project Plan and/or Specifications ("Change Requests"). Such Change Requests shall be submitted in writing. Healtheon shall review the Change Request and advise BSC whether Healtheon's assessment of and response to the Change Request will require payment of fees by BSC to Healtheon. If a Change Request does not, in Healtheon's sole opinion, require Healtheon's expenditure of materially more time and effort, Healtheon shall agree to the change at no additional charge, but may require adjustment of the time schedules. If such Change Request does require, in Healtheon's sole opinion, Healtheon's expenditure of materially more time and effort, Healtheon will provide BSC a cost estimate for implementing the change and shall advise BSC of the impact on the ProviderWorks Application. No such changes, however, shall become effective until a written amendment specifying the change or changes is executed by authorized representatives of both parties.

4. Development Team. Healtheon shall provide an engineering team staffed with up to forty engineers until the completion of the Development Work in accordance with the Project Plan. In the event that the Project Plan require additional personnel resources, the parties will revise the staffing commitments hereunder.


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

5.       System Testing and Final Acceptance.

         5.1 Testing. In accordance with the Project Plan, the parties will mutually agree upon a plan for testing the ProviderWorks Application ("Test Plan"). Within fifteen (15) days following the completion of testing in accordance with the Test Plan, BSC will give notice of its acceptance or rejection of the ProviderWorks Application provided to BSC hereunder. BSC shall accept the ProviderWorks Application if it substantially meets the Specifications in all material respects. If BSC determines that the ProviderWorks Application does not substantially meet the Specifications in all material respects, then BSC shall notify Healtheon in writing of the non-compliances identified by BSC. If BSC provides Healtheon with a notice of non-compliance within such fifteen (15) day period, then within thirty (30) days after its receipt of such notice, Healtheon shall correct the non-compliance and document to BSC the corrective actions. Upon receiving such documentation of corrective action, BSC shall immediately retest the ProviderWorks Application in accordance with the Test Plan, and provide notice of acceptance or rejection as set forth above. The foregoing testing and acceptance cycle shall be repeated up to four (4) times before invocation of any other remedy in this Agreement by BSC. BSC shall have been deemed to accept the ProviderWorks Application upon (i) BSC's delivery to Healtheon of a written notice of acceptance, (ii) BSC's failure to provide notice of rejection or acceptance within fifteen (15) days following completion of testing under the Test Plan, or (iii) BSC's use of the ProviderWorks Application other than for testing purposes.

         5.2 Rejection of ProviderWorks Application. Upon expiration of the testing and acceptance process described in Section 5.1 above, if the ProviderWorks Application fails to meet the Acceptance Criteria, BSC shall have the option of either (i) accepting the ProviderWorks Application as it is then currently implemented; or (ii) rejecting the ProviderWorks Application and terminating this Service Exhibit. THESE RIGHTS OF ACCEPTANCE AND REJECTION CONSTITUTE BSC'S SOLE REMEDY IN THE EVENT OF ANY FAILURE OF THE PROVIDERWORKS APPLICATION TO MEET THE ACCEPTANCE CRITERIA. In the event BSC rejects the ProviderWorks Application under this Section 5.2, the ProviderWorks Application shall not be licensed under Sections 5.1 and 5.3 in the Agreement, and BSC shall promptly return all copies thereof to Healtheon.

6. Ongoing Development. Following completion of the ProviderWorks Application under Section 1 above, Healtheon will continue to provide, upon BSC's request, services for the further development of the ProviderWorks Application on a time and materials basis.

7. Revenue Sharing by Healtheon. Healtheon shall pay to BSC the Applicable Percentage (as defined in this Section 7) of Net Revenues (as defined below) with respect to ProviderWorks On-Line Services received from Healtheon's ProviderWorks customers. "Net Revenues" shall mean the revenues received by Healtheon from a Healtheon ProviderWorks customer for ProviderWorks On-Line Services less any amounts paid or owed by Healtheon to anyone on account of the revenues received, including but not limited to taxes, royalties, leased network fees, broker fees, commissions paid to outside third parties, subcontractor vendor fees and other such reasonable and customary fees as may apply from time to time. The "Applicable Percentage" with respect to Healtheon's ProviderWorks On-Line Services shall be [*] percent ([*]%) if the customer is a Qualified Healtheon Customer, or [*] percent ([*]%) otherwise. A customer will be designated as a "Qualified Healtheon Customer" if BSC generated the lead, participated in sales calls, demonstrations, and negotiations, and brought the sale by Healtheon to such customer to conclusion, such designation to be determined by the parties on a case-by-case basis. Healtheon's obligation under this Section 7 shall continue for the term of this Service Exhibit B for so long as BSC

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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

continues to use its best efforts to market the ProviderWorks On-Line Services, and to pay the Development Services fees due hereunder.

8. Limitation on Right to Modify. Nothwithstanding Section 5.1 of the Agreement, BSC may use the ProviderWorks Application solely in a BSC Repricing Configuration, and may not reconfigure the ProviderWorks Application for a third party Repricing Configuration.

9. Fees and Expenses. For Development Work performed hereunder, BSC will pay Healtheon development fees at a rate of $[*] per hour. The parties shall mutually develop a budget for the total fees and expenses under this Service Exhibit and Healtheon shall make a reasonable attempt to complete the Development Work within this budget.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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

                                 ATTACHMENT B-1
                                 SPECIFICATIONS

The parties shall mutually agree upon the ProviderWorks Specifications to be included in this Attachment B-1.


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

                                 ATTACHMENT B-2

                                  PROJECT PLAN

Healtheon will provide the first draft of the Project Plan to BSC within ninety
(90) days after the Effective Date.


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